EXHIBIT 99.1

Company Contact:	PR Contact:
Jack Mullinax	Domenick Cilea
enherent Corp.	Springboard Public Relations
972-243-8345 x.232	732-863-1900 x.102
jmullinax@enherent.com	dcilea@SpringboardPR.com

For Immediate Release:

enherent Corp. Promotes George Warman to Executive Vice
President and Chief Financial Officer; Jack Mullinax to Retire

       DALLAS (December 19, 2001) - enherent Corp. (OTCBB: ENHT, www.enherent.com) today announced that George Warman will become the company’s Chief Financial Officer and an Executive Vice President, effective January 1, 2002. Mr. Warman was previously enherent’s Vice President Finance and Controller. Jack Mullinax, who currently serves as Executive Vice President, Corporate Services and Chief Financial Officer at enherent, has announced that he will retire in 2002.

        Mr. Mullinax has been enherent’s Chief Financial Officer since 2000, and was previously the company’s Executive Vice President, Human Resources. He will continue in his role as Executive Vice President, Corporate Services, assisting with the transition until his retirement.

        “Jack has been a valued member of enherent’s senior management team since joining the company in 1999. We thank him for his many contributions, and wish him the best of luck in his future endeavors,” said Dan S. Woodward, Chairman, President and Chief Executive Officer of enherent Corp.”

       In announcing the promotion of Mr. Warman, Mr. Woodward added, “George has an excellent track record in financial management, and has played an important role in supporting enherent's growth. We are pleased to welcome him to the executive team.”

-MORE-

enherent Corp. Promotes George Warman to Executive Vice President and Chief Financial
Officer; Jack Mullinax to Retire - December 20, 2001 (Page 2 of 2)

       Prior to joining enherent, Mr. Warman spent ten years at Electronic Data Systems (EDS), where he held a succession of accounting and financial positions, including Divisional Controller in the Communications Industry Group. Before EDS, Mr. Warman worked in the Supervision and Regulations Division at the Federal Reserve Bank in Dallas. He holds a BA in Accounting from Arkansas Tech University.

ABOUT enherent

       enherent is a leading application engineering services firm, providing application engineering, project and requirements management, application development and application environment solutions. The company is headquartered in Dallas, Texas, with a Solutions Center in Barbados and sales locations in the New York metro area, as well as Florida, Texas and Washington, DC. For more information, visit www.enherent.com.

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